SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 11, 2003

Nash Finch Company

(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Edina, Minnesota	55435
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 832-0534

ITEM 4.                  Changes in Registrant’s Certifying Accountants

Effective March 11, 2003, the Audit Committee of Nash Finch Company (the “Company”) engaged Ernst & Young LLP (“Ernst & Young”) as the principal accountant to audit the Company’s financial statements, beginning with its financial statements for the year ending December 28, 2002.

As previously reported in a Current Report on Form 8-K filed by the Company on July 29, 2002, Ernst & Young had been engaged by the Company as the principal accountant to audit the Company’s financial statements prior to July 29, 2002.  In addition, after the October 9, 2002 commencement by the Division of Enforcement of the Securities and Exchange Commission (“SEC”) of an investigation into the Company’s practices relating to “count-recount” charges assessed to the Company’s vendors in connection with certain types of promotional allowances, the Company consulted with Ernst & Young regarding the Company’s accounting for these charges.  Ernst & Young has concurred with the Company’s conclusion that its accounting for these count-recount charges was in accordance with generally accepted accounting principles.

As previously reported in the Company’s Current Report on Form 8-K filed on February 4, 2003, Deloitte & Touche LLP, who had been appointed as the independent accountants of the Company effective July 29, 2002, resigned the engagement effective January 28, 2003.

                The Company has provided Ernst & Young with a copy of the disclosures it is making in Item 4 of this Current Report on Form 8-K, requested that Ernst & Young review the disclosures, and provided Ernst & Young the opportunity to furnish the Company a letter addressed to the SEC containing any new information, clarification of the Company’s expression of Ernst & Young’s views, or the respects in which Ernst & Young does not agree with statements made by the Company in these disclosures.  Ernst & Young has indicated that it does not intend to submit such a letter.

Item 5.    Other Events and Regulation FD Disclosure.

On March 11, 2003, the Company announced that the staffs of the SEC’s Office of the Chief Accountant and Division of Corporation Finance had indicated that, based on the Company’s oral and written representations, they will not object at this time to the Company’s accounting for count-recount charges.  The investigation by the SEC’s Division of Enforcement of the Company’s treatment of count-recount charges is ongoing and the response by the staffs of the Office of Chief Accountant and Division of Corporation Finance does not preclude any further action by the Division of Enforcement.  The Company continues to cooperate fully with the SEC.

As previously reported in a Current Report on Form 8-K filed by the Company on January 22, 2003, the Company received a determination from the Nasdaq Listing Qualifications Panel (the “Panel”) to continue listing the Company’s securities on the Nasdaq National Market so long as the Company files with the SEC by March 19, 2003 its Quarterly Report on Form 10-Q for the quarter ended October 5, 2002, and by March 28, 2003 its Annual Report on Form 10-K for the fiscal year ended December 28, 2002.  Having received the SEC staffs’ response on the accounting issue, the Company is working with Ernst & Young to determine when these periodic reports can be filed.  The Company has had discussions with the staff of Nasdaq and intends to request an extension of the deadlines for filing these periodic reports, but there can be no assurance that such an extension will be granted.

The credit agreement for the Company’s syndicated credit facility provides that the Company is to provide the lenders with its audited financial statements for its most recent fiscal year by March 28, 2003.  The Company is seeking a modification of that covenant to extend the deadline for submission of the financial statements, but there can be no assurance that such an extension will be granted.  If an extension were not obtained by that date, the Company would have a period of 30 days after receiving notice of such non-compliance from a majority of the lenders to remedy such non-compliance by delivering the audited financial statements.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH FINCH COMPANY

Date: March 14, 2003	By:	/s/ Robert B. Dimond
		Name:	Robert B. Dimond
		Title:	Executive Vice President and
Chief Financial Officer